INVESTMENT AGREEMENT (short form)

This short form Investment Agreement (the '**Agreement**') is made this date January 26th 2018 by and between the following parties: (1) **Vemanti Group, Inc.**, a company duly incorporated under the laws of the State of Nevada, United States, registration number E0178272014-4 having its registered address at 5000 Birch Street, West Tower – 3rd Floor, Newport Beach, CA 92660, represented by Mr. Tan Tran as President & CEO; -and- (2) **eLoan Vietnam** which is **ELOAN Joint Stock Company**, a company duly incorporated under the laws of Vietnam, registration number 0314775544 having its registered address at 262/12 Le Van Sy street, ward 14, district 3, Ho Chi Minh city, Vietnam, represented by Mr. Trung Vo as CEO; -and- (3) the **eLoan Qualified Shareholders**, being **Mr. Trung Vo**, date of birth: 26/04/1976, passport number: B7585293, address: 61 Tran Ngoc Dien street, Thao Dien ward, district 2, Ho Chi Minh city, Vietnam, number of current eLoan shares held: 75%; and **Mr. Thomas Duc Tran**, date of birth 25/06/1972, passport number: 505845836, address: 215B37 Nguyen Van Huong street, Thao Dien ward, district 2, Ho Chi Minh city, Vietnam, number of current eLoan shares held: 24.5%; and **Ms. Quynh Pham**, date of birth: 02/06/1989, ID number: 264314996, address: 8.11EA2 Eratown 15B street, Phu My ward, district 7, Ho Chi Minh city, Vietnam, number of current eLoan shares held: 0.5%; each and all of whom are of full legal capacity under the laws of Vietnam. (all of the signatories stated above are referred to collectively the '**Parties**' and individually '**Party**') (the term '**eLoan**' collectively means the entire eLoan system both pre and post corporate inversion depending on the context).

It is agreed as follows:

1. Subject to satisfactory due diligence and definitive contract: Vemanti Group and eLoan will co-operate as strategic partners, whereby Vemanti Group will both acquire shares in and support eLoan in the expansion of eLoan's electronic peer to peer lending platform and related businesses, including without limitation: currently the eLoan.vn and eLoan.io platforms as presented in eLoan information presentation to Vemanti Group targeting mainly the Vietnam and Asean markets, as well as other projects from time to time. In return, eLoan will become an investee company complying with and benefiting from Vemanti Group's standards and expertise, eLoan's revenue will be consolidated into and forming part of Vemanti Group's total revenue; while the eLoan Qualified Shareholders will also hold certain amount of shares in Vemanti Group.

2. The acquisitions to be made by Vemanti Group into eLoan will be specifically specified in the definitive contract, and will basically follow the approach below:

    a. Vemanti Group will acquire shares via the Share Swap as herein contemplated, so that initially Vemanti Group will own or control 10% shareholdings and economic interests in eLoan USA (the '**Original Acquisition Plan**'), eLoan USA owns all or substantially all of eLoan Holdings Vietnam, and eLoan Holdings Vietnam in turn owns all or substantially all of eLoan Vietnam. If for whatever reason the Original

Acquisition Plan cannot be duly effected in eLoan USA, the same will instead be effected to the maximum extent possible in eLoan Holdings Vietnam and/or eLoan Vietnam. Any share swapped or acquired will be subject to a lockdown period of no more than 12 (twelve) calendar months from the date being swapped or acquired.

If eLoan shall at any time or from time time, issue, sell or otherwise dispose of any shares however designated, then eLoan and/or the eLoan Qualified Shareholders shall cause to be issued such additional shares free of charge to Vemanti Group pro rata, so that Vemanti Group's ownership in eLoan shall not fall below the figures above stated, on a fully diluted basis.

If eLoan shall at any time or from time to time, receive from Vemanti Group any form of capital injections (the '**Repayable Monies**') that are not originally shares acquisition or purchase (including without limitation loan, guarantee and similarly), then at the election of Vemanti Group, eLoan and/or the eLoan Qualified Shareholders will ensure that if such Repayable Monies are not paid back in cash the same has to be converted into corresponding shares in eLoan, on a post-investment or post-money basis, with eLoan valuation determined at the time the Repayable Monies were originally injected.

b. eLoan Valuation: the valuation of eLoan is fixed at US$1,000,000 (One million US dollars) for the purpose of the Share Swap.

The aggregate consideration for the Original Acquisition Plan (10% shareholdings and economic interests) will comprise of 100% by share swaps. The acquisitions will be made one time so that after the Share Swap, Vemanti Group will effectively own or control up to 10% shareholdings and economic interests in the eLoan system (whether effected in eLoan USA Inc., or eLoan Holdings Vietnam, or eLoan Vietnam).

c. Within 45 (forty five) working days of this Agreement, the eLoan Qualified Shareholders will:

i. First: transfer all or substantially all of their shares in eLoan Vietnam to a newly created special purpose vehicle in Vietnam known as **eLoan Holdings Vietnam** (or another name as may be appropriate, owned by the eLoan Qualified Shareholders) so that after such transfer eLoan Holdings Vietnam will effectively own all or substantially all of eLoan Vietnam shares and business and economic interests (the '**eLoan Vietnam Corporate Inversion**'); and

ii. Next, upon completion of the eLoan Vietnam Corporate Inversion: continue to transfer all or substantially all of their shares in eLoan Holdings Vietnam to a newly created special purpose vehicle in the United States of America known as eLoan USA Inc. ('**eLoan USA**' or another name as may be appropriate, owned by the eLoan Qualified Shareholders) so that after such

transfer eLoan USA will effectively own all or substantially all of eLoan Holdings Vietnam shares and businesses and economic interests (the '**eLoan USA Corporate Inversion**').

d. Share Swap: Within 30 (thirty) working days of the eLoan USA Corporate Inversion completion, Vemanti Group and the shareholders of eLoan USA will execute and complete a one time share swap or share transfer (the '**Share Swap**'), based on the eLoan Valuation so that Vemanti Group will own 10% of eLoan shareholdings and economic interests, and the shareholders of eLoan USA will own an amount of Vemanti Group ordinary shares calculated by (i) taking the corresponding value of the Share Swap (US$100,000) that the shareholders of eLoan USA should receive, then (ii) divide by the market price of Vemanti Group ordinary shares determined at close of trading on the Effective Date of this Agreement. Immediately upon completion of the Share Swap and at all material times thereafter, Vemanti Group will have a seat on eLoan USA's Board of Directors (the '**Board**' or its equivalent), whereby any and all matters requiring Board resolution must be resolved on a consensus basis.

e. Further acquisitions beyond the Original Acquisition Plan will be negotiated in good faith between the relevant Parties, to the maximum extent possible giving each other the most favorable conditions.

3. Other roles and responsibilities of the Parties will be specifically specified in the definitive contract, reflecting the Parties' joint intention for a long term co-operation based on mutual trusts and for mutual benefits. Basically, Vemanti Group can support eLoan with both business development and fund raise. For clarity, in the exceptional cases of non-performance or non-delivery and similarly, any and all provisions for sanctions and penalties to be applied will need to be fair, reasonable and reciprocal.

4. Due diligence: It is expected that due diligence will be completed within 30 (thirty) working days from the date of this Agreement. Vemanti Group will conduct a business, financial, and legal due diligence investigation of eLoan and each of its affiliates, subsidiaries and related Parties, their business and operations and eLoan will conduct a business, financial, and legal due diligence investigation of Vemanti Group, to each of their satisfaction.

   To expedite this review, each Party agrees to make such information as reasonably requested by the other Party (the '**Due Diligence Information**') available to the requesting Party and its agents and representatives and to authorize reasonable visits to facilities of each Party, including meetings with its staff, consultants and experts as reasonably requested by the requesting Party.

5. Definitive contract: It is expected that the definitive contract can be prepared simultaneously with due diligence. The Parties will use their best efforts to execute the definitive contract as soon as reasonably possible following satisfactory due diligence and within 30 (thirty) working days from the date of this Agreement.

6. Confidentiality: This Agreement, together with all related communications, is being delivered with the understanding that the Parties, together with their respective officers, directors, managers, members, representatives, agents, owners and employees, each agree to use their best efforts to keep the existence of this Agreement and its contents confidential.

7. Expenses: Each Party shall be responsible for their own fees and expenses incurred, including without limitation legal fees, accounting fees, investment banking fees and related expenses.

8. Announcement: No announcement shall be made regarding a pending or completed transaction or agreement between the Parties without both Parties' prior written consent.

9. Exclusivity: In consideration of the time and resources that both Parties have devoted, it is agreed that the exclusivity period will be 6 (six) calendar months for the Parties to execute a definitive agreement as herein contemplated.

10. No material change: Between the date of this Agreement and the execution of the definitive agreement (if at all), the business of eLoan must be run in the ordinary course, without material change in the business, financial condition or capitalization unless the same has been expressly agreed in writing by Vemanti Group.

    In the event that any of the representations and warranties made by the either of the Parties is incorrect, false, fraudulent, negligent, incomplete or misleading or in any similar manner, then this Agreement may be terminated forthwith by the Party not in breach through written notice to the Party in breach; in which case, without prejudice to or by other rights and obligations, the Party not in breach will have the right to require that any and all shares swapped or acquired be reversed or reinstated as if such swap or such acquisition had never happened.

11. Limited binding effect: This Agreement is legally binding only to the extent specified, but in any event does not constitute a binding contractual commitment or guarantee that the definitive contract will be executed at all.

12. Applicable laws and jurisdiction: This Agreement is governed by the laws of Vietnam excluding its conflict of laws provisions. All disputes must first be amicably resolved by the Parties. Any unresolved dispute arising out of or related to this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Viet Nam in accordance with the Arbitration Rules of the Viet Nam International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration tribunal shall consist of Three (03) arbitrators. The language of the arbitration shall be English.

ARTICLE OF EXECUTION:

This Agreement has 5 (five) pages, made into 3 original copies in English language with equal validity, each Party keeps one such copy. This Agreement may be executed in counterparts, mutually in person or electronically at the Parties' election. This Agreement takes immediate effect from the date first written above (the '**Effective Date**') and remains in full force until all relevant rights and obligations are duly discharged. Each of the Parties will execute any and all personal or corporate proceedings necessary to perform this Agreement.

For and on behalf of **Vemanti Group**

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Tan Tran, President & CEO

For and on behalf of **eLoan Vietnam**

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Trung Vo, CEO

Shareholder acting as shareholder and in personal capacity

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Trung Vo

Shareholder acting as shareholder and in personal capacity

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Thomas Duc Tran

Shareholder acting as shareholder and in personal capacity

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Quynh Pham